Exhibit 99.1

EPR PROPERTIES REPORTS FIRST QUARTER 2016 RESULTS
Company Reports Record Revenue

Kansas City, MO, April 28, 2016 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2016.

•	Total revenue was $118.8 million for the first quarter of 2016, representing a 19% increase from $99.4 million for the same quarter in 2015.

•
Net income available to common shareholders was $48.2 million, or $0.77 per diluted common share, for the first quarter of 2016 compared to $36.9 million, or $0.64 per diluted common share, for the same quarter in 2015.

•
Funds From Operations (FFO) for the first quarter of 2016 was $73.8 million, or $1.17 per diluted common share, compared to $32.1 million, or $0.56 per diluted common share, for the same quarter in 2015.

•
FFO as adjusted for the first quarter of 2016 was $74.2 million, or $1.18 per diluted common share, compared to $59.0 million, or $1.03 per diluted common share, for the same quarter in 2015, representing a 15% increase in per share results.

“We continue to demonstrate the strength of our business model and the effectiveness of our execution as we delivered yet another quarter of record revenue, driving 15% FFO as adjusted per share growth,” commented Greg Silvers, President and CEO. “With our deep relationships and industry expertise, we made strategic investments in each of our segments and continue to be excited about the growth potential across our portfolio.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$73,795	$1.17	$32,142	$0.56
Costs associated with loan refinancing or payoff	552	0.01	—	—
Transaction costs	444	0.01	1,606	0.03
Retirement severance expense	—	—	18,578	0.32
Gain on sale of land	—	—	(176)	—
Deferred income tax expense (benefit)	(602)	(0.01)	6,888	0.12
FFO as adjusted available to common shareholders (1)	$74,189	$1.18	$59,038	$1.03

Dividends declared per common share		$0.960		$0.908
FFO as adjusted available to common shareholders payout ratio		81%		88%

(1)	Per share results for the three months ended March 31, 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at March 31, 2016:

•
The Entertainment segment included investments in 131 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.9 million square feet and was 98% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 69 public charter school properties, 19 early education centers and three private school properties. The Company’s portfolio of owned education properties consisted of 4.3 million square feet and was 100% leased.

•	The Recreation segment included investments in 11 metro ski parks, five waterparks and 19 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 18.4 million square feet and was 99% leased. As of March 31, 2016, the Company also had a total of approximately $266.6 million invested in property under development.

Investment Update

The Company's investment spending during the three months ended March 31, 2016 totaled $145.1 million, and included investments in each of its four operating segments:

•
Entertainment investment spending during the three months ended March 31, 2016 totaled $47.7 million, and was related to the acquisition of one family entertainment center located in Georgia, which is subject to a long-term triple net lease, the investment in a mortgage note secured by an entertainment retail center located in North Carolina, as well as investments in the development or redevelopment of six megaplex theatres, one family entertainment center and four entertainment retail centers.

•
Education investment spending during the three months ended March 31, 2016 totaled $45.8 million, and was related to investments in the development or expansion of 19 public charter schools, three private schools, and 14 early childhood education centers.

•
Recreation investment spending during the three months ended March 31, 2016 totaled $51.4 million, and was related to build-to-suit construction of 11 Topgolf golf entertainment facilities, the investment in one ski resort located in Hunter, New York, which is subject to a long-term mortgage agreement, as well as the Adelaar waterpark project.

•	Other investment spending during the three months ended March 31, 2016 totaled $0.2 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Adelaar Project Update

As previously announced, in December 2015, Montreign Operating Company, LLC (Montreign), a wholly-owned subsidiary of Empire Resorts Inc., received a New York gaming license to operate a casino resort within our Adelaar project. On March 1, 2016, the gaming license became effective upon the deposit of bonds by Montreign and the Company with the New York State Gaming Commission (NYSGC) of 10% of the minimum capital investment required for the project. On March 30, 2016, Montreign submitted payment for the gaming facility license in the amount of $51 million to the NYSGC.

Mortgage Notes Receivable

On January 5, 2016, the Company received prepayment on one mortgage note receivable of $19.3 million that was secured by a public charter school located in Washington D.C. In connection with the full payoff of this note, the Company received a prepayment fee of $3.6 million which was included in mortgage and other financing income. Subsequent to quarter end, the Company received prepayment in full on one mortgage note receivable of $44.3 million that was secured by an entertainment retail center located in North Carolina.

Balance Sheet Update

The Company continues to have a conservative capital structure and strong balance sheet with a net debt to adjusted EBITDA ratio of 4.8x at March 31, 2016. The Company had $11.0 million of unrestricted cash on hand and $217 million outstanding under its $650 million unsecured revolving credit facility at March 31, 2016.

During the quarter, the Company prepaid in full a mortgage note payable totaling $4.6 million that had an annual interest rate of 7.37%. In connection with this note payoff, the Company paid $472 thousand in additional costs included in costs associated with loan refinancing or payoff.

As previously announced, on January 21, 2016, the Company issued 2.25 million common shares in a registered public offering. Total net proceeds, after the underwriting discount and offering expenses, were approximately $125.0 million. The proceeds from the common share issuance were used to reduce the balance outstanding on the Company's unsecured revolving credit facility.

Subsequent to quarter end, the Company issued an additional 258,263 common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $16.9 million. These proceeds were used to pay down a portion of the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2016 totaling $0.96 per common share. This dividend represents an annualized dividend of $3.84 per common share, an increase of 5.8% over the prior year, and would be the Company's sixth consecutive year with an annual dividend increase.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2016 Guidance

The Company is confirming its 2016 guidance for FFO as adjusted per diluted share of a range of $4.70 to $4.80. In addition, the Company is confirming its 2016 investment spending guidance of a range of $600 million to $650 million.

FFO as adjusted guidance for 2016 is based on FFO per diluted share of $4.62 to $4.68 adjusted for costs associated with loan refinancing or payoff, transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.01 to $3.11 less estimated gains on sale of real estate of a range of $.04 to $.08 and the impact of Series C dilution of $.02, plus estimated real estate depreciation of $1.67 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2016 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2016	2015
Rental revenue	$93,778	$76,740
Tenant reimbursements	3,865	4,303
Other income	1,210	550
Mortgage and other financing income	19,915	17,843
Total revenue	118,768	99,436
Property operating expense	5,481	6,357
Other expense	5	102
General and administrative expense	9,218	7,682
Retirement severance expense	—	18,578
Costs associated with loan refinancing or payoff	552	—
Interest expense, net	23,289	18,587
Transaction costs	444	1,606
Depreciation and amortization	25,955	19,355
Income before equity in income from joint ventures and other items	53,824	27,169
Equity in income from joint ventures	212	164
Gain on sale of real estate	—	23,924
Income before income taxes	54,036	51,257
Income tax benefit (expense)	144	(8,426)
Income from continuing operations	$54,180	$42,831
Discontinued operations:
Loss from discontinued operations	—	(10)
Net income attributable to EPR Properties	54,180	42,821
Preferred dividend requirements	(5,952)	(5,952)
Net income available to common shareholders of EPR Properties	$48,228	$36,869
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.77	$0.65
Loss from discontinued operations	—	—
Net income available to common shareholders	$0.77	$0.65
Diluted earnings per share data:
Income from continuing operations	$0.77	$0.64
Loss from discontinued operations	—	—
Net income available to common shareholders	$0.77	$0.64
Shares used for computation (in thousands):
Basic	62,664	57,111
Diluted	62,744	57,378

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2016	December 31, 2015
Assets
Rental properties, net of accumulated depreciation of $562,195 and $534,303 at March 31, 2016 and December 31, 2015, respectively	$3,214,347	$3,025,199
Land held for development	22,530	23,610
Property under development	266,574	378,920
Mortgage notes and related accrued interest receivable	457,429	423,780
Investment in a direct financing lease, net	191,720	190,880
Investment in joint ventures	5,869	6,168
Cash and cash equivalents	10,980	4,283
Restricted cash	23,428	10,578
Accounts receivable, net	62,403	59,101
Other assets	88,260	94,751
Total assets	$4,343,540	$4,217,270
Liabilities and Equity
Accounts payable and accrued liabilities	$77,523	$92,178
Dividends payable	26,221	24,352
Unearned rents and interest	56,627	44,952
Debt	1,996,131	1,981,920
Total liabilities	2,156,502	2,143,402
Total equity	2,187,038	2,073,868
Total liabilities and equity	$4,343,540	$4,217,270

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2016	2015
FFO: (A)
Net income available to common shareholders of EPR Properties	$48,228	$36,869
Gain on sale of real estate (excluding land sale)	—	(23,748)
Real estate depreciation and amortization	25,507	18,957
Allocated share of joint venture depreciation	60	64
FFO available to common shareholders of EPR Properties	$73,795	$32,142
FFO available to common shareholders of EPR Properties	$73,795	$32,142
Add: Preferred dividends for Series C preferred shares	1,941	—
Diluted FFO available to common shareholders of EPR Properties	$75,736	$32,142

FFO per common share attributable to EPR Properties:
Basic	$1.18	$0.56
Diluted	1.17	0.56
Shares used for computation (in thousands):
Basic	62,664	57,111
Diluted	62,744	57,378

Weighted average shares outstanding-diluted EPS	62,744	57,378
Effect of dilutive Series C preferred shares	2,038	—
Adjusted weighted average shares outstanding-diluted	64,782	57,378
Other financial information:
Straight-lined rental revenue	$3,089	$2,943
Dividends per common share	$0.960	$0.908

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of public charter school buy-out options and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share and FFO as adjusted per share for the three months ended March 31, 2016. Therefore, the additional 2.0 million shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO per share and FFO as adjusted per share for this period as applicable.  The additional 2.0 million shares that would result from conversion of the 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted per share data for the remaining periods above because the effect is not dilutive.

Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, EBITDA, Adjusted EBITDA, and Net Debt to Adjusted EBITDA (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	March 31,
	2016	2015
Net Debt: (B)
Debt	$1,996,131	$1,830,383
Deferred financing costs, net	17,494	19,041
Cash and cash equivalents	(10,980)	(102,206)
Net Debt	$2,002,645	$1,747,218

	Three Months Ended March 31,
	2016	2015
EBITDA and Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$48,228	$36,869
Costs associated with loan refinancing or payoff	552	—
Interest expense, net	23,289	18,587
Depreciation and amortization	25,955	19,355
Equity in income from joint ventures	(212)	(164)
Gain on sale of real estate	—	(23,924)
Income tax expense (benefit)	(144)	8,426
Preferred dividend requirements	5,952	5,952
EBITDA (for the quarter)	$103,620	$65,101
Retirement severance expense	—	18,578
Transaction costs	444	1,606
Adjusted EBITDA (for the quarter)	$104,064	$85,285

Adjusted EBITDA (1)	$416,256	$341,140

Net Debt/Adjusted EBITDA	4.81	5.12

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
EBITDA is a widely used financial measure in many industries, including the REIT industry, and is presented to assist investors and analysts in analyzing the performance of the Company. Management uses EBITDA in its analysis of the business and operations of the Company and believes it is useful to investors because it excludes various items included in net income that are not indicative of operating performance, such as gains (or losses) from sales of property and depreciation and amortization, and is used in computing various financial ratios as a measure of operational performance. The Company computes EBITDA as the sum of net income available to common shareholders plus costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, less equity in income from joint ventures, gain on sale of real estate, income tax expense or benefit and preferred dividend requirements. Adjusted EBITDA is presented to also add back the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs (benefit), and is then multiplied by four to get an annual amount.

The Company’s method of calculating EBITDA and Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDA and Adjusted EBITDA do not represent cash generated from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not indicative of cash available to fund all cash needs, including distributions. These measures should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.7 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com